EXHIBIT 99.1

Rancher Energy’s Capital Raise
Oversubscribed at $76 Million

DENVER, CO—January 22, 2007—Rancher Energy Corp. (OTCBB: RNCH.OB--News) ("Rancher Energy" or the "Company") announced that it has successfully completed its capital raise, generating a total of approximately $76 million via the private placement of its securities. On December 27, 2006, the Company reported that it raised approximately $61 million in this placement. Today Rancher Energy is pleased to announce that it raised an additional $15 million to close this round of financing. Demand for Rancher Energy’s securities exceeded the maximum size of the offering.

The private placement was conducted primarily to fund the acquisitions of three highly prospective oil fields in Wyoming’s Powder River Basin—namely Big Muddy, Cole Creek South, and South Glenrock B. These acquisitions were completed in the past month. Rancher Energy plans to develop the fields’ recoverable oil using CO2 injection. CO2 injection is a tertiary enhanced oil recovery (EOR) technique to stimulate production of oil left behind in mature reservoirs after primary and secondary recovery methods have run their course. Today there are over 80 EOR projects in the United States producing more than 230,000 barrels per day using CO2 injection. The Company recently announced the execution of a CO2 supply agreement with the Anadarko Petroleum Corporation, securing an affordable supply of EOR-grade CO2 to maximize production of the fields’ sizeable remaining oil.

John Works, President & CEO of Rancher Energy, commented: “We are grateful that the investment community has demonstrated a very positive response to both our recent accomplishments and our plans to move forward with our strategic business objectives. In recent months we have closed three key acquisitions, bolstered our expertise in enhanced oil recovery and financial reporting and accountability, and secured a critical supply of carbon dioxide. With the completion of the $76 million private placement financing, I believe that Rancher Energy is in an excellent position to deliver on its potential.”

The securities are not registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy in any jurisdiction.

About Rancher Energy Corp.

Rancher Energy is an innovative oil & gas exploration and development company with a specific strategy to reinvigorate older, historically productive oil fields in the hydrocarbon-rich Rocky Mountain region of the United States by using CO2 injection. Coupled with other leading edge hydrocarbon recovery techniques including 3-D seismic data and directional drilling, Rancher Energy is extracting proven in-place oil that remains behind in mature fields, and rising energy demand and prices have made this strategy profitable. Rancher Energy is taking advantage of this convergence by acquiring low risk, high quality, historically productive plays with under-exploited reserves and developing customized enhanced recovery strategies to maximize production, turning their potential into profits.

Forward-Looking Statements.
This press release includes forward-looking statements as determined by the U.S. Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical facts, included in this press release that address activities, events, or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the Company's ability to obtain financing to construct pipeline and other infrastructure and for other operational and working capital purposes, the uncertainty of recovery factors for the EOR projects, the volatility of oil prices, general economic and business conditions, and other factors over which the Company has little or no control. The Company does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunction with the warnings and cautionary statements contained in the Company's recent filings with the SEC.

ON BEHALF OF THE BOARD

Rancher Energy Corp.
John Works, President

Contact: Investor Relations Contact:
Great Northwest Investor Relations Inc.
1-866-375-RNCH (7624)
Visit our website at www.rancherenergy.com